Free Writing Prospectus pursuant to Rule 433 dated August 6, 2021

Registration Statement No. 333-253421

Buffered Digital EURO STOXX® Banks Index-Linked Notes due

OVERVIEW

The notes do not bear interest. The amount that you will be paid on your notes on the stated maturity date is based on the performance of the EURO STOXX® Banks Index as measured from the trade date to and including the determination date.

If the final underlier level on the determination date is greater than or equal to the initial underlier level, the return on your notes will be positive and you will receive the greater of (i) the threshold settlement amount (expected to be between $1,401.3 and $1,470.8 for each $1,000 face amount of your notes (set on the trade date)) and (ii) the $1,000 face amount plus the product of $1,000 times the index return.

If the final underlier level declines by up to 10% from the initial underlier level, you will receive the face amount of your notes.

If the final underlier level declines by more than 10% from the initial underlier level, the return on your notes will be negative and you will lose approximately 1.1111% of the face amount of your notes for every 1% that the final underlier level has declined below 90% of the initial underlier level. You could lose a significant portion of the face amount of your notes.

You should read the accompanying preliminary pricing supplement dated August 5, 2021, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
CUSIP / ISIN:	40057J6P6 / US40057J6P66
Company (Issuer):	GS Finance Corp.
Guarantor:	The Goldman Sachs Group, Inc.
Underlier:	the EURO STOXX® Banks Index (current Bloomberg symbol: “SX7E Index”)
Payment amount at maturity (for each $1,000 face amount of your notes):

▪if the underlier return is positive or zero, the greater of (i) the threshold settlement amount and (ii) the sum of (a) $1,000 plus (b) the product of (1) $1,000 times (2) the underlier return;

▪if the underlier return is negative but not below -10%, $1,000; or

▪ if the underlier return is negative and is below -10%, the sum of (i) $1,000 plus (ii) the product of (a) the buffer rate times (b) the sum of the underlier return plus 10% times (c) $1,000.

Initial underlier level:	to be determined on the trade date and may be higher or lower than the actual closing level of the underlier on that date
Final underlier level:	the closing level of the underlier on the determination date
Underlier return:	the quotient of (i) the final underlier level minus the initial underlier level divided by (ii) the initial underlier level, expressed as a percentage
Threshold settlement amount:	expected to be between $1,401.3 and $1,470.8
Buffer level:	90% of the initial underlier level
Buffer rate:	the quotient of the initial underlier level divided by the buffer level, which equals approximately 111.11%
Trade date:
Settlement date:	expected to be the fifth scheduled business day following the trade date
Determination date:	expected to be between 36 and 39 months following the trade date
Stated maturity date:	expected to be the second scheduled business day following the determination date
Estimated value range:	$915 to $945 (which is less than the original issue price; see accompanying preliminary pricing supplement)

Hypothetical Payment Amount At Maturity*

	Hypothetical Final Underlier Level (as a % of the Initial Underlier Level)	Hypothetical Payment Amount at Maturity (as a % of Face Amount)
	200.000%	200.000%
	150.000%	150.000%
	140.130%	140.130%
	110.000%	140.130%
	105.000%	140.130%
	100.000%	140.130%
	99.999%	100.000%
	95.000%	100.000%
	90.000%	100.000%
	75.000%	83.333%
	50.000%	55.556%
	25.000%	27.778%
	0.000%	0.000%
*assumes a threshold settlement amount of $1,401.3

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

About Your Notes

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, general terms supplement no. 2,913 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, general terms supplement no. 2,913 and preliminary pricing supplement, and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, general terms supplement no. 2,913 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Preliminary pricing supplement dated August 5, 2021
●	General terms supplement no. 2,913 dated June 17, 2021
●	Prospectus supplement dated March 22, 2021
●	Prospectus dated March 22, 2021

RISK FACTORS

An investment in the notes is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 2,913, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Additional Risk Factors Specific to Your Notes” in the accompanying preliminary pricing supplement and “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 2,913, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Trade Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

▪	The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Amount Payable on Your Notes Is Not Linked to the Level of the Underlier at Any Time Other Than the Determination Date
▪	You May Lose Your Entire Investment in the Notes
▪	Your Notes Do Not Bear Interest
▪	You Have No Shareholder Rights or Rights to Receive Any Underlier Stock
▪	We May Sell an Additional Aggregate Face Amount of the Notes at a Different Issue Price
▪	The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors
▪

If You Purchase Your Notes at a Premium to Face Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Face Amount and the Impact of Certain Key Terms of the Notes Will Be Negatively Affected

Additional Risks Related to the Underlier

▪	The Policies of the Underlier Sponsor and Changes That Affect the Underlier or the Underlier Stocks Could Affect the Payment Amount on Your Notes and Their Market Value
▪	There Is No Affiliation Between the Underlier Stock Issuers or the Underlier Sponsor and Us
▪

Your Notes Are Linked to the Underlier, Which Is Comprised of Index Stocks That Are Traded in a Foreign Currency But Not Adjusted to Reflect Their U.S. Dollar Value, And, Therefore, the Return on Your Notes Will Not Be Adjusted for Changes in the Foreign Currency Exchange Rate

▪	The Performance of the Underlier Is Likely To Differ from the Performance of the STOXX® Europe 600 Index
▪	The Underlier Is Concentrated in the Banks Supersector
▪	The Underlier May Be Disproportionately Affected By the Performance of a Small Number of Stocks
▪	An Investment in the Offered Notes is Subject to Risks Associated with Foreign Securities
▪

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlier with Underlier Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Risks Related to Tax

▪	The Tax Consequences of an Investment in Your Notes are Uncertain

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 2,913:

Risks Related to Structure, Valuation and Secondary Market Sales

■   If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner

■   The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable

■   Past Performance is No Guide to Future Performance

■   Your Notes May Not Have an Active Trading Market

■   The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes

■   The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

■   Other Investors in the Notes May Not Have the Same Interests as You

■   Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

■   Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes

■   Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes

■   You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

■   Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction

■   The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

■   Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

■ The Return on Indexed Notes May Be Below the Return on Similar Securities	■ An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
■ The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note	■ We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
■ An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment	■ Information About an Index or Indices May Not Be Indicative of Future Performance
■ We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements	■ The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

■ The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the notes without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlier, the terms of the notes and certain risks.

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